Exhibit 10.2

HOLDBACK ESCROW AGREEMENT

This Holdback Escrow Agreement (the " Agreement"), dated effective as of July 6, 2010, is entered into by and among Alpine Alpha 2 Ltd., a Delaware corporation (the “Company”) Goodintend Holdings Limited, a BVI Business Company incorporated in the British Virgin Islands (“Goodintend”), certain shareholders of Goodintend, whose names are set forth on Exhibit A attached hereto (the "Pledgors," each referred to as a “Pledgor”) and Guzov Ofsink, LLC, as escrow agent ("Escrow Agent"). All capitalized terms used but not defined herein shall have the meanings assigned them in the Share Exchange Agreement as defined immediately below.

WHEREAS, pursuant to certain Share Exchange Agreement, dated July 6, 2010, among the Company, Goodintend and the Pledgors (the “Share Exchange Agreement”),  the Pledgors have agreed to establish an escrow on the terms and conditions set forth in this Agreement; and

WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

           1.           Appointment of Escrow Agent. The Pledgors, the Company and Goodintend hereby appoint Escrow Agent to act in accordance with the terms and conditions set forth in this Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

           2.           Establishment of Escrow.

            a. Within five business days following the Closing, each of the Pledgors shall deliver, or cause to be delivered, to the Escrow Agent (the “Escrow Account”) certificates evidencing the Holdback Shares (the "Holdback Shares") as set forth on Exhibit A. The Holdback Shares are to be held in the Escrow Account subject to the satisfaction of the conditions under Section 1.4 of the Share Exchange Agreement and Section 4 of this Agreement. For purposes hereof, “Holdback Shares” means the following, as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions: a total of One Million Five Hundred Thirty Seven Thousand Five Hundred (1,537,500) shares of the Company’s Common Stock, including an aggregate of Seven Hundred Sixty Eight Thousand Seven Hundred Fifty (768,750) shares for the Company’s fiscal year ending December 31, 2010 (the “2010 Holdback Shares”) and an aggregate of Seven Hundred Sixty Eight Thousand Seven Hundred Fifty (768,750) shares for the Company’s fiscal year ending December 31, 2011 (the “2011 Holdback Shares”). As used in this Agreement, “Transfer Agent” means Continental Stock Transfer & Trust Company, a transfer agent based in the state of New York, or such other entity hereafter retained by the Company as its stock transfer agent as specified in a writing from the Company to the Escrow Agent. Each of the Pledgors hereby irrevocably agrees that other than in accordance with Section 1.4 of the Share Exchange Agreement and this Agreement, the Pledgor will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of any of the Holdback Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive Holdback Shares). In furtherance thereof, the Company will (x) place a stop order on all Holdback Shares covered by any registration statements, (y) notify the Transfer Agent in writing of the stop order and the restrictions on such Holdback Shares under this Agreement and direct the Transfer Agent not to process any attempts by the Pledgors to resell or transfer any Holdback Shares under such registration statements or otherwise in violation of Section 1.4 of the Share Exchange Agreement and this Agreement. The Company will notify the Goodintend within a reasonable time that the Holdback Shares have been deposited with the Escrow Agent.

3.             Representations of the Pledgors and the Company. The Pledgors, and the Company as to itself only, hereby represent and warrant to Goodintend as follows:

a.           All of the Holdback Shares are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances. Upon any transfer of Holdback Shares to the Pledgors hereunder, the Pledgors will receive full right, title and authority to such shares as holders of Common Stock of the Company.

b.           Performance of this Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of any of the Pledgors pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon Pledgors, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

           4.           Disbursement of Holdback Shares.

a. Each of the Pledgors agrees that in the event that either (i) the Actual Net Income, as defined in the Share Exchange Agreement, reported in the Company’s Annual Report on Form 10-K as filed with the Commission (the “Annual Report”) for the fiscal year ending December 31, 2010, is equal to or greater than 150% of the Make Good Target, as defined below, for fiscal year ended December 31, 2010 (the “2010 Targeted Net Income”) as may be equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions; or (ii) the Actual Net Income reported in the Annual Report for the fiscal year ending December 31, 2011, is equal to or greater than 150% of  the Make Good Target for fiscal year ended December 31, 2011 (the “2011 Targeted Net Income”), the Holdback Shares of the applicable fiscal year shall be returned and transferred to the Pledgors on a pro-rata basis (as set forth on Exhibit A of the Share Exchange Agreement) for no consideration. In the event that either (i) the Actual Net Income for the fiscal year ending December 31, 2010 is less than 150% of the Make Good Target for fiscal year ended December 31, 2010; or (ii) the Actual Net Income for the fiscal year ending December 31, 2011 is less than 150% of the Make Good Target for fiscal year ended December 31, 2011, the Holdback Shares of the applicable fiscal year shall be promptly cancelled by the Company, and the then outstanding shares of the Company’s Common Stock shall be decreased by such number of Holdback Shares of the applicable fiscal year. “Make Good Target” shall mean: as may be equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions, the targeted after tax net income of the Company in the applicable fiscal year that is prescribed in the transaction documents in connection with the first offering of the Company’s securities conducted by the Company after the Closing. Notwithstanding anything to the contrary contained herein, in determining whether the Company has achieved the 2010 Targeted Net Income and 2011 Targeted Net Income, the Company may disregard any non-cash charge or expense required to be recognized by the Company under the GAAP, including but not limited to the non-cash charges listed below. In determining whether the Company has achieved the Targeted Net Income, (1) any liquidated damages payable pursuant to any documents in connection with a capital-raising transaction by the Company and (2) any cash or non-cash charges for (x) derivatives instruments or (y) arising out of any non-cash compensatory awards made to officers, directors, employees or consultants. Notwithstanding anything to the contrary contained herein, in the event that the delivery of Holdback Shares shall be deemed as an expense or deduction from the Company’s revenues/income for the applicable year under the GAAP, then such expense or deduction shall be excluded for the purpose of determining whether the Targeted Net Income has been achieved by the Company in the applicable fiscal year.

                      b. In the event that the Company’s Actual Net Income is equal to or greater than the Targeted Net Income in the applicable fiscal year, Goodintend shall provide prompt written instruction to the Escrow Agent with regard to the distribution of the Holdback Shares of the applicable fiscal year, and the Escrow Agent shall immediately forward the Holdback Shares of the applicable fiscal year to the Company’s Transfer Agent for reissuance to the in an amount to each Pledgor as set forth on Exhibit A attached hereto. The Escrow Agent shall only rely on the letter of instruction from Goodintend in this regard and, notwithstanding anything to the contrary contained herein, shall disregard any contrary instructions. Any transfer of the Holdback Shares under this Section shall be made to the Pledgors, as applicable, within five (5) Business Days after the Annual Report is filed with the Commission and otherwise in accordance with this Agreement.

                      c. The Pledgors covenant and agree, jointly and severally, to provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request, including appropriate W-9 or W-8 forms for each Pledgor. The Pledgors understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow property.

           5.           Duration. This Holdback Agreement shall terminate upon the distribution of all the Holdback Shares in accordance with the terms of this Agreement. The Company agrees to promptly provide the Escrow Agent written notice of the filing with the Commission of any financial statements or reports referenced herein.

           6.           Holdback Shares. If any Holdback Shares are deliverable to the Pledgors pursuant to the Share Exchange Agreement and in accordance with this Agreement, (i) the Escrow Agent covenants and agrees to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of the Holdback Shares to the Pledgors, to the extent not done so in accordance with Section 2, and (ii) following its receipt of the documents referenced in Section 6(i), the Company and Escrow Agent covenant and agree to cooperate with the Transfer Agent so that the Transfer Agent promptly reissues such Holdback Shares in the applicable Pledgor’s name and delivers the same as directed by such Pledgor. Until such time as (if at all) the Holdback Shares are required to be delivered pursuant to the Share Exchange Agreement and this Agreement, any dividends payable in respect of the Holdback Shares and all voting rights applicable to the Holdback Shares shall be retained by the Pledgors. Should the Escrow Agent receive dividends or voting materials, such items shall not be held by the Escrow Agent, but shall be passed immediately on to the Pledgors and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Pledgors. In the event that the Escrow Agent receives a communication requiring the conversion of the Holdback Shares to cash or the exchange of the Holdback Shares for that of an acquiring company, the Escrow Agent shall solicit and follow the written instructions of the Pledgors; provided, that the cash or exchanged shares are instructed to be redeposited into the Escrow Account. The Pledgors shall be responsible for all taxes resulting from any such conversion or exchange.

           7.           Interpleader. Should any controversy arise among the parties hereto with respect to this Agreement or with respect to the right to receive the Holdback Shares, Escrow Agent and Goodintend shall have the right to consult and hire counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent and Goodintend are also each hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing Escrow Agent and Goodintend. If Escrow Agent or Goodintend is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in the State of New York, and the Holdback Shares in dispute shall be deposited with the court and in such event Escrow Agent and Goodintend shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to the Holdback Shares and any other obligations hereunder.

8.          Exculpation and Indemnification of Escrow Agent and Goodintend.

            a. Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations hereunder or under any such document. Except for this Agreement and instructions to Escrow Agent pursuant to the terms of this Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof. Goodintend’s sole obligation under this Agreement is to provide a written instruction to Escrow Agent (following such time as the Company files certain periodic financial reports document as specified in Section 4 hereof) directing the distribution of the Holdback Shares. Goodintend will provide such written instructions upon review of the relevant after-tax net income amount reported in such periodic financial reports as specified in Section 4 hereof.  Goodintend is not charged with any obligation to conduct any investigation into the financial reports or make any other investigation related thereto. In the event of any actual or alleged mistake or fraud of the Company, its auditors or any other person (other than Goodintend) in connection with such financial reports of the Company and Goodintend shall have no obligation or liability to any party hereunder.

b.             Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

c.           The Company and Pledgors each hereby, jointly and severally, indemnify and hold harmless each of Escrow Agent and Goodintend and any of their principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Escrow Agent or Goodintend in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Escrow Agent or Goodintend hereunder; except, that if Escrow Agent or Goodintend is guilty of willful misconduct or gross negligence under this Agreement, then Escrow Agent or Goodintend, as the case may be, will bear all losses, damages and expenses arising as a result of its own willful misconduct or gross negligence. Promptly after the receipt by Escrow Agent or Goodintend of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent or Goodintend, as the case may be, will notify the other parties hereto in writing. For the purposes hereof, the terms "expense" and "loss" will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 8 shall survive the termination of this Agreement, and the resignation or removal of the Escrow Agent.

           9.           Compensation of Escrow Agent. Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company. Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses which are not related to litigation prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

           10.           Resignation of Escrow Agent. At any time, upon a ten-day written notice to the Company, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Holdback Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 10-day period following the giving of notice of resignation by Escrow Agent, the Company shall have failed to appoint a successor escrow agent, Escrow Agent may interplead the Holdback Shares into the registry of any court having jurisdiction.

           11.           Records. Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party’s expense.

           12.           Notice. All notices, communications and instructions required or desired to be given under this Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, or sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment to the addresses listed on the signature pages hereto.

           13.           Execution in Counterparts. This Holdback Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           14.           Assignment and Modification. This Holdback Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Agreement. No portion of the Holdback Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement. This Holdback Agreement may be amended or modified only in writing signed by all of the parties hereto.

           15.           Applicable Law. This Holdback Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

           16.           Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

           17.           Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

           18.           Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

COMPANY:

ALPINE ALPHA 2, LTD.DISCOVERY TECHNOLOGIES, INC.

By:________________________________
Name: James Hahn
Title: CEO, President and CFO
Address: PO Box 735, Alpine, New Jersey 07620
Facsimile:
Attn.: James Hahn

GOODINTEND HOLDINGS LIMITED:

____________________________________
Name: Bi Ye
Title: CEO
Address: Suite 1503, China Merchants Tower 161,
Lujiazui East Road, Pudong Shanghai, China 200120
Facsimile: +86 21 5876 5085
Attn.: Bi Ye

ESCROW AGENT:

Guzov Ofsink, LLC as Escrow Agent

By:________________________________
Name: Darren Ofsink
Title:   Member
Address: 600 Madison Avenue, 14th Floor,
New York, NY 10022
Facsimile: 212-688-7273
Attn.:  Darren Ofsink

PLEDGOR:

____________________________________

Name:
Title:
Address:
Facsimile:
Attn.:

Exhibit A

HOLDBACK SHARES PLEDGED BY PLEDGORS

Pledgor	2010 Holdback Shares	2011 Holdback Shares
Zhuangyan Zou	22,544	22,544
Bowu Xiao	72,141	72,141
Chen Jingtong	135,264	135,264
Top Elect Investments Limited	538,801	538,801
Total	768,750	768,750

Exhibit B

Initial Escrow Account Fee: $2,000